Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Jim Thomson	Victoria Springgay
Chief Financial Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces First Quarter Results

Tempe, Ariz., April 24, 2003/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO), a leading supplier of mobile audio and home theatre equipment, today reported results for the first quarter, ended March 31st, 2003.

Financial highlights of the quarter include:

•	Sales were $39.6 million versus $43.7 million in the year-ago quarter.

•	Gross margin for the quarter was 32.4% vs. 37.8% last year.

•	SG&A expenses increased by approximately $2.2 million versus the prior year, driven primarily by restructuring costs and the annualized impact of the acquisitions of NHT and SimpleDevices

•	The net loss for the quarter was $946,000 versus a net profit of $2.2 million in the year-ago period.

•	The loss per share for the quarter was $0.11, including the restructuring expense of $0.07 and SimpleDevices expense of $0.06 per share.

     Gary Suttle, president and chief executive officer of Rockford said, “We have not been able to escape the intense pressures facing the mobile audio market, which in January and February, according to NPD Intelect, showed a decline of approximately 25% versus last year. Even so, we have been able to increase the mix of distribution toward the mass market and, as we announced during the quarter, we have added Wal*Mart as a new customer for our Lightning Audio brand.”

     Gary Suttle continued, “We have also continued to restructure our operations in Germany, the United States and Japan, in order to enhance both our short and long-term profitability. We anticipate savings from our restructuring will fully offset the restructuring expenses within 12 months. We believe we have avoided the bunker mentality that has gripped the industry over the last few years and continue to create opportunities and position for growth in sales and profitability over the near and long term.”

     Net sales decreased 9.4% to $39.6 million versus $43.7 million in last year’s first quarter. Growth of sales in big-box retailers was offset by continued difficulties in the specialty dealer channel and in sales to Canada, Asia, and Latin America.

     Gross margin decreased to 32.4% versus the year-ago level of 37.8%. This was due to higher levels of markdown required to clear end-of-life inventory into a difficult market as well as $423,000 in restructuring costs included in our costs of sales.

     SG&A expenses for the period were also affected by restructuring activities, as well as expenses associated with the annualized impact of the NHT acquisition completed in December and engineering development expenses associated with new products for the Simple Devices business acquired during the 4th quarter of 2002.

     Rockford’s EBITDA loss in the first quarter was $1.0 million. EBITDA may be reconciled to Rockford’s GAAP financial statements by adding $1.2 million in depreciation and amortization to Rockford’s $2.2 million operating loss for the quarter. The loss per share for the first quarter was $0.11 versus a fully-diluted per-share gain in the year-ago quarter of $0.24. This loss includes $0.07 per share of restructuring costs and $0.06 per share of engineering development costs for SimpleDevices.

     Inventories increased $7.8 million, or 27%, to $36.8 million versus the year-ago period. Of this increase, $1.3 million was related to the NHT acquisition. This is a substantial increase in inventories, and results in part from slowness in the market. Nearly all the increased inventory is current product that Rockford will use to both load-in its new Wal*Mart business, and to reset new products into Best Buy during the 2nd quarter. End-of-life inventory was somewhat greater than last year however, last year was exceptionally clean on this basis. Rockford is comfortable with both the level and aging of its inventory.

     Rockford closed the quarter with total debt of $21.6 million versus $11.3 million at this same time last year. Because of the restructuring expenses and capital investment relating to SimpleDevices, Rockford was out of compliance at March 31, 2003, with one of the financial covenants in its bank line of credit, relating to the minimum required consolidated fixed charge coverage ratio. The actual ratio was 1.4 and the required ratio was 2.0. Rockford has discussed this non-compliance with its banks and, based on those discussions, anticipates that it will be able to arrange a waiver of this non-compliance on terms that will not materially affect Rockford.

     Rockford announced today that it is issuing revised guidance for the remainder of the current fiscal year, ending December 31, 2003, in the range of $0.46 to $0.50 per fully diluted share. Rockford currently expects second quarter earnings to range from $0.26 to $0.28 per fully diluted share on sales of between $55 million and $57 million and second half earnings per fully diluted share to be between $0.31 and $0.33 on sales of between $95 million and $98 million.

     Gary Suttle concluded, “While the results of the quarter and our outlook for the remainder of the year clearly reflect the difficulties in the mobile audio market, we remain confident that we are successfully positioning our business for both the short and long term. We are confident that we will emerge from the challenges of the current environment as a more focused, more profitable organization with diverse and compelling opportunities to generate significant value for our shareholders.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lighting Audio, MB Quart and Q-Logic brand names. Rockford’s home theater products are marketed under the Fosgate

Audionics, MB Quart and NHT brand names. Rockford recently completed an investment in SimpleDevices, which licenses its standards-based SimpleWare™ and SimpleCenter™ software to consumer electronics, PC, automotive and network equipment OEMs.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

Although we saw initial signs of economic recovery during the first half of 2002, consumer spending appears to have stalled during the fourth quarter of 2002 and during the first quarter of 2003. The uncertainty in the first quarter relating to economic and political conditions appears to have led to even greater caution among investors, retailers and consumers. As a result, we are in a period in which consumers may reduce their spending (particularly on discretionary products such as ours), retailers may seek to reduce their inventories, and our competitors may reduce their prices or otherwise increase the level of competition. We believe that the mobile audio market was strongly affected by some of these factors during the 4th quarter of 2002 and the 1st quarter of 2003, resulting in substantial industry-wide reductions in U.S. sales. These or other events could reduce our sales or earnings below our expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.9 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002, filed with the SEC on March 7, 2003. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data, First Quarter
Results
For the Three Months Ended March 31, 2003 and March 31, 2002
($000s omitted except per share amounts)

	Actual
	Three Months Ended
	March 31,

	2003	2002

Net sales	$39,624	$43,734
Cost of goods sold	26,785	27,212

Gross profit	12,839	16,522
Selling, general, and administrative	15,050	12,871

Operating income	(2,211)	3,651
Other expense / (income)	(232)	28
Interest expense	184	156

Income before income taxes	(2,163)	3,467
Income tax expense	(1,047)	1,289

Net income before Minority Interest	$(1,116)	$2,178

Minority Interest	(170)	0

Net Income	$(946)	$2,178

EBITDA	$(1,029)	$4,816

Net income per share:
Basic	$-0.11	$0.26

Diluted	$-0.11	$0.24

Shares used to calculate net income per share:
Basic	8,885	8,275

Diluted	8,885	9,216

Rockford Corporation
Consolidated Balance Sheets
At March 31, 2003 and December 31, 2002
($000s)

	March 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash	$327	$304
Accounts receivable, net	38,751	32,890
Inventories, net	36,837	32,445
Prepaid expenses and other current assets	12,755	11,399

Total current assets	88,670	77,038
Property and equipment, net	16,281	15,262
Goodwill, net	7,027	6,890
Other long term assets	1,937	2,000

Total assets	$113,915	$101,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,024	$10,753
Notes payable and current portion of long term debt	1,248	1,253
Accrued warranty	4,856	4,595
Other accrued liabilities	9,447	8,083

Total current liabilities	27,575	24,684
Long term debt and other liabilities	20,337	10,027

Minority Interest	764	933
Stockholders’ equity:
Common stock	90	87
Additional paid-in-capital	35,313	35,131
Retained Earnings	28,252	29,198
Accumulated other comprehensive income / (expense)	1,584	1,130

Total stockholders’ equity	65,239	65,546

Total liabilities and stockholders’ equity	$113,915	$101,190